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                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
    Administrative Office: 9920 Corporate Campus Dr., Suite 1000, Louisville,
                                 Kentucky 40223

                   WAIVER OF CONTINGENT DEFERRED SALES CHARGE
                       FOR NURSING CARE CONFINEMENT RIDER
                             (HEREINAFTER, "RIDER")

This Rider forms a part of the contract to which it is attached. This Rider is subject to the terms of the contract except to the extent it changes the contract. The effective date of this Rider is the same as the Contract Issue Date. Unless stated otherwise, all provisions and limitations of the Base Contract apply to this Rider.

DEFINITIONS:  When We use these words, We mean:

BASE CONTRACT:  The contract to which this Rider is attached.

CONFINEMENT/CONFINED:  Means necessary Confinement as an inpatient.

MEDICALLY NECESSARY: Means appropriate and consistent with the diagnosis in accord with accepted standards of practice, and which could not have been omitted without adversely affecting the Confined Owner's condition.

OWNER/JOINT OWNER: The Owner/Joint Owner as defined under the Base Contract, (You/Your).

QUALIFIED PHYSICIAN: Any person who is licensed as a MD or DO to practice medicine in the United States and who is not an Annuitant, Owner, or any member of the Annuitant's or Owner's immediate family.

Other definitions as used in the Base Contract apply.

RIDER BENEFIT: This Rider allows You to withdraw an additional 10% of the Base Contract Value, free of contingent deferred sales charge(s), once each Contract Year. The withdrawal is on a non-cumulative basis and is subject to the following:
     1. The Owner is Confined in a Qualified Nursing Care Center for 90 consecutive days;
     2.   The Confinement begins after the first Contract Year; and
     3.   We receive proof of Confinement (see Claim Requirements).
     4. Confinement must be prescribed by a Qualified Physician and be Medically Necessary.

Such increased waiver is limited to one each Contract Year. If there are Joint Owners, You may exercise this rider for either the first or second Owner, not both. If the Owner dies, the Beneficiary under the Base Contract is the Owner's spouse, the spouse elects to become the new Owner, and You have not used this Rider, then this Rider will remain in effect under the ownership of the surviving spouse. All other limitations under the Base Contract apply. If the Owner is a non-natural person, then the Rider applies to the Annuitant and the Rider shall be read to replace the Owner with the Annuitant.

You do not qualify to exercise the waiver of contingent deferred sales charge contained in this Rider if You are Confined to a Qualified Nursing Care Center on the Contract Issue Date or if You become Confined to a Qualified Nursing Care Center during the first twelve months following the Contract Issue Date unless such Confinement is not related to the Confinement for which You exercise the waiver contained in this Rider.

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CLAIM REQUIREMENTS: A request for benefits, which includes written notice and proof of claim, must be received in Good Order by the Company at Our Administrative Office before a payment will be considered pursuant to this Rider. This request must be made while You are Confined to a Qualified Nursing Care Center or within sixty (60) days after Confinement ends. Proof of claim includes: (1) a properly completed Company claim form; (2) Your signed medical records release; and (3) a Qualified Physician's statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Qualified Physician or Qualified Nursing Care Center. The Company may require, at its expense, an additional examination by a Qualified Physician of its choice. If there is a discrepency between medical opinions, the opinion of the Company's Qualified Physician will govern.

QUALIFIED NURSING CARE CENTERS: For the purpose of this Rider, Qualified Nursing Care Centers are long term care centers located in the United States that are licensed and operated according to the laws of their location. See the definitions below.

     Skilled Nursing Center means a center:
     1.   that provides skilled nursing care supervised by a licensed physician;
     2. that provides 24-hour-a-day nursing care by, or supervised by, an R.N.; and
     3.   that keeps a daily medical record of each patient.

     Intermediate Care Center means a center:
     1. that provides 24-hour-a-day nursing care by, or supervised by, an R.N. or an L.P.N.; and
     2.   that keeps a daily medical record of each patient.

     Hospital means a center:
     1. that operates for the care and treatment of sick or injured persons as inpatients;
     2. that provides 24-hour-a-day nursing care by, or supervised by, an R.N.;
     3.   that is supervised by a staff of licensed physicians; and
     4. that has medical, diagnostic and major surgical capabilities or access to such capabilities.

     Qualified Nursing Care Centers do not include:
     1.   drug or alcohol treatment centers;
     2. homes for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care; or
     3. places owned or operated by a member of the Owner's or Annuitant's immediate family.

TERMINATION:  This Rider terminates on earliest of the date that:
     1.   the Annuity Payments begin; or
     2.   the Base Contract terminates.

A PAYMENT UNDER THIS RIDER MAY BE TAXABLE AS A WITHDRAWAL UNDER THE CONTRACT. AS WITH ALL TAX MATTERS,YOU ARE ENCOURAGEDTO SEEK LEGAL AND/OR TAX ADVICE.

              SIGNED FOR JEFFERSON NATIONAL LIFE INSURANCE COMPANY


                                 /s/ Craig A. Hawley

                                    Secretary

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